News Release	Exhibit 99.1

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Make A Third Early Pension Fund Contribution In 2007

MIDDLETOWN, OH, July 23, 2007 — AK Steel (NYSE: AKS) said that its board of directors has authorized the company to make another early contribution to its pension trust fund. When completed later this month, the $70 million contribution will represent the third early contribution made by the company to its pension trust fund in 2007.

AK Steel’s two previous early pension fund contributions in 2007, made in January and April, totaled $180 million. Following the contribution announced today, AK Steel will have voluntarily made $609 million in early pension fund contributions since 2005. AK Steel provides pension benefits for about 32,000 former employees or their surviving spouses.

“Funding AK Steel’s retiree pension obligation is one of our highest priorities,” said James L. Wainscott, chairman, president and CEO. “We are very pleased that we will make our third early contribution this year to AK Steel’s pension trust.”

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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